Exhibit 21

Subsidiaries of China United Insurance Service, Inc.

ZLI Holdings Limited - Hong Kong

Zhengzhou Lian Hengfu Consulting Co., Ltd. – PRC

Henan Law Anhou Insurance Agency Co., Ltd. (consolidated affiliate) - PRC

Sichuan Kangzhuang Insurance Agency Co. Ltd. - (consolidated affiliate) - PRC

Jiangsu Law Insurance Broker Co., Ltd. - (consolidated affiliate) - PRC

Action Holdings Financial Limited -BVI

Law Enterprise Co., Ltd. -Taiwan

Law Insurance Broker Co., Ltd. -Taiwan

Law Risk Management & Consultant Co., Ltd. -Taiwan

Law Insurance Agent Co., Ltd. –Taiwan

Prime Financial Asia Ltd. – Hong Kong

Max Key Investment Ltd. – BVI

Prime Technology Consulting Co., Ltd. - Taiwan

Genius Holdings Financial Limited – BVI

Genius Investment Consulting Co., Ltd. - Taiwan